SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


     Date of report (Date of earliest event reported) September 12, 1997



                             DENBURY RESOURCES INC.
             (Exact name of Registrant as specified in its charter)





                                  Canada
                              (State or other
                              jurisdiction
                           of incorporation or
                              organization)

        33-93722                                    Not applicable
    (Commission File                               (I.R.S. Employer
        Number)                                     Identification
                                                        No.)


   17304 Preston Road
        Suite 200
       Dallas, TX                                        75252
  (Address of principal                                (Zip code)
   executive offices)



 Registrant's telephone number, including area code: (972)713-3000

 Item 5.   Other Events

     During the last week, Denbury Resources Inc. (the "Company") evaluated three recently completed wells which have significantly increased the Company's proved reserves. Two wells, the Stanley 1-11 #8 and the Stanley 1-14 #2, were recently completed at its East Eucutta Field in Wayne County, Mississippi. Analysis of electric logs and core samples indicate over 140 net feet of pay in each of these two wells in seven Paluxy sands between 7,700 and 8,500 feet. These wells are expected to add approximately 4.2 million barrels of additional net proved oil reserves to the Company based on estimates from Netherland, Sewell and Associates, Inc., the Company's independent consulting engineers. At least six additional wells will be drilled to produce these reserves. The Company has a 100% working interest and an 87.5% net revenue interest in these two wells.

     The Company also completed the Harry Bourg #1 well at Bayou Rambio Field in Terrebonne Parish, Louisiana. Analysis of electric logs and core samples indicate over 90 net feet of pay in this well in seven Miocene sands between 11,000 and 13,500 feet. This well is expected to add approximately 6.7 billion cubic feet of additional net proved gas reserves and 40,000 barrels of additional net proved oil reserves to the Company based on estimates from Netherland & Sewell. At least one additional well will be drilled to produce these reserves. The Company has a 70% working interest and an 52% net revenue interest in this well.

     The Company expects all three wells to commence production within the next two to three weeks. As of December 31, 1996, the Company's net proved reserves consisted of approximately 15 million barrels of oil and 74.1 billion cubic feet of natural gas or approximately 27.4 million barrels of oil equivalent (on a 6:1 basis).

 Item 7.  Financial Statements and Exhibits

          99. Reserve estimates dated September 11, 1997 regarding certain reserve additions from Netherland, Sewell & Associates, Inc., independent petroleum engineers.


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

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             DENBURY RESOURCES INC.





 Date: September 12, 1997               By:    /s/  Phil Rykhoek
                                           ------------------------------
                                                    Phil Rykhoek
                                               Chief Financial Officer













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


                                  EXHIBIT INDEX


Exhibit No.   Exhibit
-----------   -------
        99.   Reserve  estimates  dated  September  11, 1997  regarding  certain reserve additions from Netherland, Sewell & Associates, Inc., independent petroleum engineers.


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

                               September 11, 1997




 Mr. William E. Gross
 Denbury Management, Inc.
 Suite 200
 17304 Preston Road
 Dallas, Texas  75252

 Dear Mr. Gross:

     In accordance with your request, we have estimated the proved developed non-producing and proved undeveloped reserves and future revenue, as of October 1, 1997, to the Denbury Management, Inc. (DMI) interest in certain oil and gas properties located in Bayou Rambio Field, Terrebonne Parish, Louisiana, and in East Eucutta Field, Wayne County, Mississippi, as listed in the accompanying tabulations. As requested, our estimates are limited to reserves and future revenue for those reservoirs discovered as a result of recent drilling activity. This report has been prepared using constant prices and costs as set forth in this letter.

     As presented in the accompanying summary projections, Tables I through III, we estimate the net reserves and future net revenue to the DMI interest, as of October 1, 1997, to be:


                            Net Reserves               Future Net Revenue
                     -------------------------    ----------------------------

                         Oil           Gas                        Present Worth
     Category         (Barrels)       (MCF)           Total          at 10%
-----------------    ----------    -----------    ------------    ------------

 Proved Developed
  Non-Producing         667,429     3,683,160       $16,660,000   $ 11,481,300
 Proved               3,599,868     6,292,000        58,068,200     39,650,900
 Undeveloped
                     ----------    -----------     ------------   ------------

   Total Proved        4,267,297    9,975,160       $74,728,200   $ 51,132,200

     The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels which are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (MCF) at the contract temperature and pressure bases.

     This report includes summary projections of reserves and revenue for each reserve category; one-line summaries of reserves, economics, and basic data by lease; and summaries of supplemental data. For the purposes of this report, the term "lease" refers to a single economic projection.


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



     The estimated reserves and future revenue shown in this report are for proved developed non-producing and proved undeveloped reserves. No study was made to determine whether probable or possible reserves might be established for these properties. This report does not include any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

     Future gross revenue to the DMI interest is prior to deducting state production taxes. Future net revenue is after deducting these taxes, future capital costs, and operating expenses, but before consideration of federal income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its "present worth." The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

     For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs which may be incurred due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment nor the cost of abandoning the properties.

     As requested, oil prices used in this report are based on a June 30, 1997 Koch Oil Company West Texas Intermediate posted price of $17.18 per barrel, adjusted by lease for gravity, transportation fees, and regional posted price differentials. Gas prices used in this report are based on a June 30, 1997 NYMEX Henry Hub posted price of $2.35 per MMBTU, adjusted by lease for transportation fees, BTU content, and regional price differentials. Oil and gas prices are held constant throughout the life of the properties.

     Lease and well operating costs are based on operating expense records of DMI for similar wells in the fields. As requested, lease and well operating costs include only direct lease and field level costs. Headquarters general and administrative overhead expenses of DMI are not included. Lease and well operating costs are held constant throughout the life of the properties. Capital costs are included as required for workovers, new development wells, and production equipment.

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


     The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. These reserves are for behind-pipe zones and undeveloped locations which lack data upon which performance-related estimates of reserves can be based. Therefore, these reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogies to similar production. As such reserve estimates are usually subject to greater revision than those based on substantial production and pressure data, it may be necessary to revise these estimates up or down in the future as additional performance data become available. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

     In evaluating the information at our disposal  concerning  this report,  we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily represent only informed professional judgments.

     The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Denbury Management, Inc. and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. We are independent petroleum engineers, geologists, and geophysicists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office.

                                        Very truly yours,

                                        /s/  Clarence Netherland



 DMA:EIB


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